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                      October 12, 2023

       Gabriel P. Blasi
       Chief Financial Officer
       Telecom Argentina SA
       General Hornos 690
       ( C1272ACK ), Buenos Aires
       Argentina

                                                        Re: Telecom Argentina
SA
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-13464

       Dear Gabriel P. Blasi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology